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                                                                    EXHIBIT 99.4

                  Entered into on the 16th day of October 1996

                             RESTATED LOAN AGREEMENT


         THIS AGREEMENT is a Restatement of the Loan Agreement dated February 22, 1995, by and between METROPOLITAN FINANCIAL CORP., an Ohio corporation (the "Borrower"), and THE HUNTINGTON NATIONAL BANK (the "Bank"), as amended by the First Amendment dated as of February 2, 1995, the Second Amendment dated as of January 22, 1996, the Third Amendment dated as of March 14, 1996, and the Fourth Amendment dated as of June 3, 1996. The purpose of this Restatement is to combine the provisions of the original Loan Agreement and the Amendments into one (1) document and to reflect certain changes in the capital structure of the Borrower relating to an initial public offering of common stock of the Borrower.

                                   WITNESSETH:

         BACKGROUND. The Borrower has requested that the Bank lend it up to the sum of Four Million Dollars ($4,000,000.00) on a line of credit loan basis, to be converted into a term loan in accordance with the terms and conditions of this Agreement, and the Bank is willing to do so upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

SECTION I.  DEFINITIONS

As used herein:

         Accounting Terms. Any accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the "Financial Statements", as hereinafter defined, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

         "Accounts," "Chattel Paper," "Contracts," "Documents," "Fixtures," "General Intangibles," "Goods," and "Instruments," shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Ohio.

         "Advance(s)" means one or more distributions of borrowed funds made by the Bank, delivered to and made pursuant to requests of the Borrower under this Agreement.

         "Affiliate" means, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with, such Person.

         "Borrower's Collateral" means any land or real property owned by a third party which becomes collateral in the future in


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connection with any agreement by and between such third party and the Borrower and/or any of the Subsidiaries.

         "Business Day" means a day other than a Saturday, a Sunday or a day on which commercial banks in the State of Ohio are authorized to close.

         "Capital Expenditure" means, for any fiscal year or portion thereof,
(i) all expenditures during such fiscal year or portion thereof for any fixed assets or improvements, or for replacement or substitutions therefor or additions thereto, that have a useful life of more than one year plus (ii) the purchase price of assets acquired in connection with any Capital Lease entered into during such fiscal year or portion thereof.

         "Capital Lease" means all leases which have been or should be capitalized on the books of the Borrower in accordance with GAAP.

         "Closing" has the meaning provided in Section 3.01.

         "Collateral" has the meaning provided in Section 4.01.

         "Collateral Documents" means the Pledge Agreement, the Subordination Agreement, and the UCC statements filed in connection therewith.

         "Conversion Date" has the meaning provided for in Section
2.05(A)(2).

         "Current Assets" and "Current Liabilities" mean, at any time, all assets or liabilities, respectively, that should, in accordance with GAAP, be classified as current assets or current liabilities, respectively, on the balance sheet of the Borrower.

         "Employee Pension Benefit Plan" and "Employee Benefit Plan" shall have the same respective meanings as are given to those terms in ERISA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may, from time to time, be amended.

         "Event of Default" has the meaning provided in Section 7.01.

         "Environmental Laws" means any existing or hereafter enacted laws, ordinances, orders, rules and regulations and other requirements of any governmental authority affecting or regulating any hazardous, toxic or dangerous waste, substance or material such as in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended 42 U.S.C. Sections 9601 et seq., Resource Conservation and Recovery Act
(RCRA) 42 U.S.C. Section 9601 et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., Ohio Revised Code Sections 3734.01 et seq., Sections 3751.01 et seq., the Clean Air Act, 42 U.S.C. Section 7401

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et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic
Substances Control Act, 15 U.S.C. Section 2601 et seq., or any other federal, state or local statute, law or common law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material including any material, waste or substance which is derived from or contains or is (A) petroleum or a petroleum product, (B) asbestos, (C) polychlorinated biphenyls;
(D) flammable; (F) explosive; (G) corrosive or (H) radioactive. "Environmental Laws" shall also include without limitation any liability theory under tort, nuisance or absolute liability for impairment or diminution of or interference with any personal or property right created or protected by Environmental Laws, including, without limitation, damage to natural resources or wildlife or ground or drinking water supplies, relating to or arising out of Borrower's Collateral.

         "Financial Statements" means the consolidated balance sheet of the Borrower as of December 31, 1994, and prepared by an independent certified public accountant of recognized standing to present fairly the financial position and results of operations of the businesses of the Borrower at such date and for such periods in accordance with GAAP.

         "Fiscal Year" means the Borrower's annual accounting period which currently ends on December 31 of each calendar year.

         "GAAP" means generally accepted accounting principles applied consistently and used in the preparation of the Financial Statements, with such changes or modifications thereto as may be approved in writing by the Bank.

         "Guaranty" means the form of Guaranty attached hereto as Exhibit 'C' to be signed by Robert M. Kaye, a shareholder of the Borrower.

         "Indebtedness" means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, (of the Borrower, including without implied limitations):

                  (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

                  (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, in any other manner invest in, the debtor;

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                  (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured
         by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned by the Borrower or acquired by the Borrower subject thereto, whether or not the liabilities secured thereby have been assumed; and

                  (D) All indebtedness whether incurred under a Capital Lease or otherwise, as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee's balance sheet.

         "Interest Period" means the period which shall begin on (and include) the date on which the interest rate on the Loan is converted to the LIBO Rate pursuant to Section 2.05, and, unless the final maturity of such fixed rate loan is accelerated, shall end on (but exclude) the day which numerically corresponds to the date ninety (90) days thereafter provided, however, that:

                  (A) If there exists no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month; and

                  (B) If such Interest Period would otherwise end on a day which is not a business day, such Interest Period shall end on the business day next following such numerically corresponding day (unless such next following business day is the first business day of a calendar month, in which case such Interest Period shall end on the preceding business day.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as the same may from time to time be amended.

         "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

         "Liabilities" means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on the balance sheet of the Borrower.

         "LIBO Rate" means, relative to each applicable Interest Period the LIBO Rate (Reserve Adjusted) per annum, determined by the Bank, at which dollar deposits in immediately available funds are offered to the Bank two business days prior to the beginning of such Interest Period by prime banks in the interbank eurodollar market for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of the Loan to be outstanding during such Interest Period.

         "LIBO Rate (Reserve Adjusted)" means a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

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                  LIBO Rate                       =            LIBO Rate
                  (Reserve Adjusted)                       1 - LIBOR Reserve
                                                                Percentage

The Bank shall determine the LIBO Rate (Reserve adjusted) for each applicable Interest Period (which determination shall, in the absence of manifest error, be conclusive on the Borrower) and, if requested by the Borrower, deliver a statement showing the computation used by the Bank in determining any such Rate.

         "LIBOR Reserve Percentage" means, relative to each Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the F.R.S. Board, for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other applicable regulation of the F.R.S. Board which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D as applicable to any Bank or any participant of such Bank with respect to such participation.

         "Loan" means the loan to be made pursuant to Section II.

         "Loan Documents" shall mean this Agreement, together with all exhibits and schedules annexed hereto and all other papers now or hereafter executed by or on behalf of the Borrower for the Bank in connection herewith and any and all modifications or extensions or supplements to or replacement for, in whole or in part, any of the above-described documents.

         "Net Working Capital" means, at any time the amount by which Current Assets exceed Current Liabilities.


         "Note" means the promissory note referred to in Section 2.04, in the form attached hereto as Exhibit "A".

         "Obligations" means the obligations of the Borrower:

                  (A) To pay the principal of and interest on the Note in accordance with the terms thereof and to satisfy all of their other Liabilities (including, without limitation, fees and charges) due to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

                  (B) To repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, Advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the Collateral;


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                  (C) To reimburse the Bank within a reasonable time after
         demand, not to exceed thirty (30) days, (i) for all of the Bank's itemized expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, amendment, or modification, of this Agreement and the documents required hereunder as provided for in Sections 3.03 and 2.10 hereof, including (without implied limitation) any proceeding brought, or threatened, to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B); and

                  (D) To indemnify the Bank, within a reasonable time after demand, not to exceed thirty (30) days, from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Bank's negligence or willful misconduct.

         "Permitted Liens" means:

                  (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

                  (B) Pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions, or other social security programs;

                  (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

                  (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                  (E) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

                  (F) Liens in favor of the Bank;

                  (G) Existing liens set forth or described on Schedule 1.01, attached hereto and made a part hereof;


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                  (H) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower, or materially impair the use thereof in the operation of its business:

                           (1) Claims or liens for taxes, assessments, or
                  charges due and payable and subject to interest or penalty;

                           (2) Claims, liens, and encumbrances upon, and defects
                  of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                           (3) Claims or liens of mechanics, materialmen,
                  warehousemen, carriers, or other like liens; and

                           (4) Adverse judgments on appeal.

         "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government, or political subdivision or agency thereof.

         "Pledge Agreement" shall mean the Pledge and Collateral
Assignment Agreement attached hereto as Exhibit "E" to be entered into by the Bank and Robert M. Kaye.

         "Prime Rate" means the rate of interest periodically established by the Bank as its prime rate as such rate may change from time to time.

         "Rates" means the respective rates of interest specified in
Section 2.05.

         "Records" means correspondence, memoranda, tapes, discs, papers, books, and other documents, or transcribed information of any type, whether expressed in ordinary or machine language.

         "Reportable Event" and "Prohibited Transaction" shall have the meaning given to those terms under ERISA.

         "Stockholders' Equity" means, at any time, the aggregate of the sum of the following accounts set forth on a balance sheet of the Borrower, prepared in accordance with GAAP: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; and (C) retained earnings.

         "Subordination Agreement" shall mean the Collateral Assignment and Continuing Subordination Agreement attached hereto as Exhibit

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"D" to be entered into by the Bank, Metropolitan Savings Bank of Cleveland, and
Robert M. Kaye.

         "Subsidiaries" means the wholly-owned subsidiaries of the Borrower and their wholly-owned subsidiaries.

         "Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of:

                  (A) Any surplus resulting from any write-up of assets subsequent to the Closing;

                  (B) Goodwill, including any amount, however designated on the Borrower's balance sheet representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower;

                  (C) The value of any patents, trademarks, trade names, and copyrights;

                  (D) Any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet;

                  (F) Any other amount in respect to an intangible (except for purchase mortgage servicing rights) that should be classified as an asset on a balance sheet of the Borrower in accordance with GAAP.


SECTION II.  THE LOAN

         2.01 Purpose of the Loan. The Bank will cause certain of the proceeds of the Loan to be used to pay off certain existing loans of the Borrower and the balance of the proceeds of the Loan shall be available to the Borrower as provided herein.

         2.02 The Loan.

                  (A) Subject to the terms and conditions hereof, the Bank may lend the Borrower, from time to time until the Conversion Date, such sums as the Borrower may request, but which shall not exceed in the aggregate amount at any one time outstanding the amount of Four Million Dollars ($4,000,000.00). Prior to any Advance hereunder, and at any time that any Obligations remain outstanding, Robert M. Kaye shall have delivered to the Bank certificates representing shares of stock of the Borrower with a fair market value equal (at all times) to not less than the greater of: (i) 200% of the balance of all Obligations outstanding from time to time; or (ii) such higher percentage of such Obligations as may be required from time to time under Regulation U of the Board of Governors at the Federal Reserve System. These shares of stock shall be pledged in accordance with the Pledge & Collateral Assignment Agreement of even date herewith between Robert M. Kaye and the Bank. It is the intention of the parties that the outstanding principal amount of the Loan shall at no time exceed

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the amount of Four Million Dollars ($4,000,000.00) and if, at any time, an excess shall for any reason exist, the Borrower shall repay to the Bank forthwith such amounts as may be necessary to eliminate such excess. Subject to this limitation and the limitations contained in Sections 2.02(b) and 2.03 below, the Borrower may borrow, prepay without penalty or premium, and reborrow hereunder, from the date of this Agreement to the Conversion Date, the full amount permitted hereunder. A fee equal to twenty-five (25) basis points of the amount of the average unused portion of the principal amount of the Loan will be payable quarterly commencing on August 31, 1996. For purposes of determining the amount of such fee, the stated amount of unexpired letters of credit issued by the Bank pursuant to Section 2.02(B) below shall be considered an Advance.

                  (B) Metropolitan Savings Bank of Cleveland, a wholly-owned subsidiary of the Borrower, may from time to time request one or more letters of credit from the Bank for the benefit of a customer of Metropolitan Savings Bank of Cleveland, and the Bank shall issue letters of credit, provided, however, that the Bank shall have no obligation to issue a letter of credit under circumstances that would cause Bank to violate any applicable law or regulation and/or to or for a beneficiary who or that is an insider or affiliate of the Borrower. In no event will any further letter of credit be issued if the outstanding amount of all Advances exceeds the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) and/or if the stated amount of all outstanding letters of credit (including any payments made by the Bank under or on account of a letter of credit) would exceed the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). The letters of credit shall be in favor of such beneficiaries and for such purposes as Metropolitan Savings Bank of Cleveland specifies, shall have such expiration dates as the Bank and Metropolitan Savings Bank of Cleveland agree (but in no event later than February 28, 1998), and shall otherwise be in the standard form used by the Bank. The applicant for any respective letter of credit, together with the Borrower, which shall be a co-applicant for all letters of credit issued hereunder, shall be fully responsible for all obligations under letters of credit in accordance with the terms and conditions of the standard form of letter of credit used by the Bank.

                  (1) In the event the Bank pays any amount under or on account of a letter of credit (the payment by the Bank under or on account of a letter of credit being herein called a "Draw"), immediately thereupon an Advance shall be deemed to have been made to the Borrower in the amount of the Draw, and such Advance shall be same as any other Advance under the Loan Agreement except that it shall be payable on demand.

                  (2) All obligations and liabilities of the Borrower to the Bank under or in connection with any and all letters of credit are secured from and including the date such letters of credit are issued by all collateral assigned, pledged or otherwise granted

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under or in connection with this Agreement as fully as if such letters of credit were an Advance under this Agreement.

                  (3) The issuance fees to be charged for the issuance of the letters of credit (including any charges due to reserve requirements) shall be in such amounts as are customarily charged by the Bank.

                  (4) Metropolitan Savings Bank of Cleveland shall not be entitled to request a letter of credit if at the time of the request for such letter of credit any Event of Default shall then exist or immediately thereafter would exist. Requests by Metropolitan Savings Bank of Cleveland, and applications by the Borrower, for any letters of credit shall, each in and of itself, constitute a continuing representation and warranty by the Borrower that the representations and warranties in Article V continue to be accurate.

         2.03 Subsequent Advances and Procedure for Borrowing Under the Loan. So long as no Event of Default shall have occurred and be continuing, the Borrower may request subsequent Advances hereunder from time to time until the Conversion Date; provided that such Advances may be made or refused by the Bank in its reasonable discretion and shall be in an amount not less than One Thousand Dollars ($1,000.00) or an integral multiple thereof; and provided, further, that in no event shall the Bank make any Advances under the Line of Credit Loan unless the Borrower shall: (i) cause to be delivered to the Bank such application documents and further Collateral as may be required by the Bank;
(ii) have complied with all conditions precedent required by this Agreement and other applicable Loan Documents; and (iii) have delivered disbursement instructions, which instructions shall be in such form as the Bank shall from time to time prescribe. The Bank shall be entitled to rely on any oral or telephonic communication requesting an Advance and/or providing disbursement instructions hereunder, which shall be received by it in good faith from anyone reasonably believed by the Bank to be the Borrower, or the Borrower's authorized agent. The Borrower agrees that all Advances made by the Bank will be evidenced by entries made by the Bank into its electronic data processing system and/or internal memoranda maintained by the Bank. The Borrower further agrees that the sum or sums shown on the most recent printout from the Bank's electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the principal outstanding and of the amount of any accrued interest.

         2.04 Note. The Loan shall be evidenced by delivery to the Bank of the
Note in the form set forth in Exhibit "A" attached hereto, which shall be fully executed by the Borrower.

         2.05     Interest Rate and Repayment.

                  (A) Interest and principal shall be paid as follows:


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                           (1) Prior to May 1, 1998 (the "Conversion Date"),
                  interest on the principal balance of the Loan, from time to time outstanding, will be payable monthly commencing on June 30, 1996, at either the Prime Rate in effect from time to time, or the LIBO Rate in effect on the date the Bank receives written notice from the Borrower of its election to convert the interest rate to the LIBO Rate for a ninety (90) day period, plus two hundred twenty-five (225) basis points. Following the Conversion Date, interest on the principal balance of the Loan shall, subject to applicable rate increases provided for in Section 2.05(A)(3) below, be at the Prime Rate in effect from time to time. After maturity, (whether maturity is brought about by acceleration in the Event of Default or otherwise) the interest rate shall be two hundred (200) basis points in excess of the higher of: (i) the interest rate in effect at the time of such maturity or acceleration, as the case may be; or (ii) the Prime Rate in effect from time to time.

                           (2) On the Conversion Date, the unpaid principal
                  amount of the Loan, together with interest at the rate provided for in Section (1) above, shall be repaid by the Borrower in thirty-six (36) equal monthly installments, commencing thirty (30) days after the Conversion Date. The amount of the installments shall be calculated by the Bank based on the outstanding balance of the Loan as of the Conversion Date and as if the Loan were being repaid on an sixty (60) month amortization schedule. On the due date of the thirty-sixth (36th) monthly installment, any principal, interest, and other Obligations of the Borrower remaining unpaid shall be paid in full by the Borrower, unless otherwise provided by the terms of such Obligations.

                           (3) If the Return on Average Assets ("ROA") ratio of
                  Metropolitan Savings Bank of Cleveland, as determined as of the end of each such calendar quarter in accordance with
                  Section 6.01(H) below shall be greater than .8% and less than .9%, the applicable interest rate provided for in Section 2.05(A)(1) or (2) above, as the case may be, shall be reduced by twenty-five (25) basis points, effective as of the day after the end of such quarter. If, as of the end of each such calendar quarter, such ROA ratio shall be equal to or greater than .9% and less than 1.0%, the applicable interest rate provided for in Section 2.05(A)(1) or (2) above, as the case may be, shall be reduced by a second twenty-five (25) basis points, effective as of the day after the end of such quarter. If as of the end of each such calendar quarter, such ROA ratio shall be greater than 1.0%, the applicable interest rate provided for in Section 2.05(A)(1) or (2) above, as the case may be, shall be reduced by a third additional twenty-five
                  (25) basis points. The basis point reductions provided for in this section (3) shall occur only if the Borrower has elected to have the interest rate be based on the LIBO Rate in accordance with 2.05(A)(1) for the period during which such reductions would apply.

                           (4) Interest on all Advances and other Obligations
                  hereunder whether evidenced by the Note or otherwise shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed, and shall be payable as set forth above in this Section 2.05(A), to continue until all Advances and other Obligations hereunder have been paid in full. The Borrower hereby authorizes the Bank to charge any such interest due from time to time against any account of the Borrower with the Bank.

         2.06 Prepayment. So long as no Event of Default has occurred and is continuing and no event has occurred and is continuing that with the giving of notice or the passage of time or both, would be an Event of Default, the Borrower may, without the payment of penalty or premium, prepay the principal of the Loan in whole or, from time to time, in part, any partial payment to be made in the sum of One Thousand Dollars ($1,000.00) or an integral multiple thereof. All such partial prepayments shall be applied against the installments of principal as required by Section 2.08 pursuant to the terms thereof.

         2.07 Method of Payment. The Borrower shall make each payment under this Agreement and under the Note on the date when due in lawful money of the United States to the Bank at the main office or any branch office of the Bank in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge any amount so due from time to time against any account of the Borrower with the Bank. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         2.08 Application of Proceeds of Collateral and Optional Prepayments. Upon the sale or other disposition by Borrower, with the Bank's prior written consent when required under the terms of this Agreement, of any asset, or other property, out of the ordinary course of business, all proceeds received by the Borrower from such disposition, shall be paid directly to the Bank and the Bank shall apply such amounts (i) first, to expenses due under Section 2.10; (ii) second, to accrued and unpaid interest then owing on all Advances and Obligations, (iii) third, to principal payments due under the Loan, (iv) then, to any Obligations; except that the payments applied to the principal payments due under the Loan shall be applied to the principal installments in the inverse order of the installments due. All optional prepayments received pursuant to
Section 2.06 above shall be applied in the same manner.

         2.09 Termination of the Loan. If an Event of Default has occurred and is continuing prior to the Conversion Date, the Loan may be terminated and cancelled by the Bank demanding payment of all Advances and other amounts outstanding under the Note.

         2.10 Expenses. The Borrower shall pay reasonable legal fees up to a maximum amount of Seven Thousand Dollars ($7,000.00) and all filing, recording and other out-of-pocket fees expended by the Bank and/or its counsel in connection with the Loan, and up to the amount of One Thousand Dollars ($1,000.00) for any amendment hereto.

         2.11 Indemnity. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including attorneys fees), paid, incurred or suffered by, or asserted against, Bank for, with respect to, or as a direct or indirect result of any of the following, regardless of whether caused by, or within the control of Borrower except claims, losses or liabilities resulting from the Bank's negligence or willful misconduct:

                  (A) Which the Bank may sustain or incur as a consequence of Default by the Borrower in payment of the principal amount of or interest on the Advances; and

                  (B) Without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Laws in connection with Borrower's Collateral, or any liens against Borrower's Collateral or any part thereof or any interest or estate in any part thereof, created, permitted or imposed by the Environmental Laws, or any actual or asserted liability of or obligations of Borrower or any of the Subsidiaries under the Environmental Laws.

                  Any costs or expenses reasonably incurred by Bank for which Borrower is responsible or for which Borrower has indemnified Bank shall be paid to Bank on demand, and failing prompt reimbursement, shall be added to the indebtedness secured by this Loan Agreement and earn interest at the default rate of interest specified in the Note until paid in full.

         2.12 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (or by any taxing authority thereof or therein) excluding income, franchise and similar taxes of the United States of America or any taxing authority thereof or therein.

SECTION III.  CONDITIONS PRECEDENT.

         The obligation of the Bank to make the Loan shall be subject to the satisfaction of the following conditions prior to or concurrently with the making of and/or any Advances hereunder:

         3.01 Documents Required for the Closing. The Borrower shall have duly delivered to the Bank, in form and substance satisfactory to the Bank and its counsel, prior to the initial disbursement of the proceeds of the Loan (the "Closing"), the following:

                  (A) The Loan Note;

                  (B) The Pledge Agreement;

                  (C) The Subordination Agreement and related UCC financing statements, together with a satisfactory review by the Bank of any existing subordinated Indebtedness of the Borrower;

                  (D) The Guaranty;

                  (E) A favorable opinion of counsel for the Borrower in form and substance satisfactory to the Bank, substantially to the same effect as the Borrower's representations and warranties in Sections 5.01(A), 5.01(B), 5.01(C), 5.01(E) (to its best knowledge as to the last sentence), 5.01(F) (to its best knowledge), 5.01(K) (to its best knowledge), 5.01(M) (to its best knowledge), 5.01(O) (to its best knowledge), 5.01(R), and 5.01(S) (to its best knowledge). Such opinion shall also include a favorable opinion as to such other matters relative to the transactions contemplated by this Loan Agreement as the Bank may reasonably request;

                  (F) The following certificates and related documentation, all dated as of the Closing Date (or as of a date recent to the Closing Date or, in the case of the recently opened sales offices of Metropolitan Savings Bank of Cleveland in Kentucky and Michigan, as of a date as close to the Closing Date as is reasonably possible):

                  (i) copies of the certificates of incorporation of the Borrower and the Subsidiaries, certified by an authorized public officer of the respective jurisdictions under which they are incorporated;

                  (ii) certificates of good standing from the respective jurisdictions under which they are incorporated, together with certificates of good standing or authority to transact business or similar certificates from each state or province referred to in
         Schedule 5.01(B) where they have places of business or maintain records, in all cases from the Secretary of State or comparable officer of such jurisdiction;

                  (iii) a copy of their respective Codes of Regulations certified by their respective secretaries;

                  (iv) resolutions of their respective Boards of Directors authorizing the execution, delivery and performance of the applicable Loan Documents and the consummation of the transactions contemplated thereby, certified by their respective secretaries; and

                  (v) an incumbency certificate certifying the names of their respective officers and their signatures, certified by their respective secretaries;

                  (G) A certificate, dated the date of the Closing, signed by the Borrower's Secretary/Treasurer to the effect that:

                           (1) The representations and warranties set forth in
                  Section 5.01 are true as of the date of the Closing; and

                           (2) No Event of Default hereunder, and no event
                  which, with the giving of notice or passage of time or both, could become such an Event of Default, has occurred as of such date;

                  (H) A copy of the Monthly Management Report of Metropolitan Savings Bank of Cleveland, an Ohio corporation and the principal banking subsidiary of the Borrower, dated as of December 31, 1994, including the information described in Exhibit "A" attached thereto;

                  (I) An analysis of the interest rate sensitivity of Metropolitan Savings Bank, such analysis being satisfactory in form and content to the Bank in its sole discretion, receipt of which is hereby acknowledged by the Bank; and

                  (J) There shall have been no material adverse change in the Borrower or any of the Subsidiaries subsequent to December 31, 1994, as determined by the Bank in its sole discretion.

                  3.03 Payments. The Borrowers shall have paid, or reimbursed the Bank for, the amounts required to be paid or reimbursed by the Borrower pursuant to Section 2.10 of this Loan Agreement, including, without limitation, the fees and expenses of Buckley King & Bluso Co., L.P.A. up to a maximum amount of Seven Thousand Dollars ($7,000.00), together with expenses related thereto.

                  Such other certificates, opinions, agreements and documents as the Bank shall reasonably request, and the Bank, in its sole discretion, shall be satisfied with the condition, financial and otherwise, of the Borrower.

         3.04 Documents Required for Subsequent Disbursements. Prior to any disbursements of Loan proceeds subsequent to the Closing, the Borrower shall have duly delivered to the Bank the following:

                  (A) UCC financing statements and stock share certificates related to the Pledge Agreement and/or documentation as to the subsequent delivery of such certificates acceptable in form and substance to the Bank and its counsel.

                  (B) A certificate, dated the date on which such disbursement is to be made, signed by any of the authorized officers of the Borrower and to the effect that:

                           (1) As of the date thereof, no Event of Default has
                  occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time or both, would be an Event of Default.

                           (2) No material adverse change has occurred in the
                  business prospects, financial condition, or results of operations of the Borrower since the date of the then most recent financial information provided to the Bank pursuant to
                  Section 6.01(C), below; and

                           (3) Each of the representations and warranties
                  contained in Section 5.01 is true and correct in all material respects as if made on the date of such disbursement.

         3.05 Certain Events. At the time of the Closing and each subsequent disbursement of Loan proceeds:

                  (A) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

                  (B) No material adverse change as defined in Section 3.02(J) shall have occurred in the Borrower's financial condition since the date of the then most recent financial information provided to the Bank pursuant to Section 6.01(C) below;

                  (C) This Agreement, the Note, and all of the other Loan Documents shall have remained continuously in full force and effect except as otherwise agreed to in writing by the Bank;

                  (D) The Bank shall have received evidence of the completion of all recordings and filings pursuant to this Agreement as may be necessary or, in the opinion of the Bank, desirable, to perfect the security interest and liens created by this Agreement and the other Loan Documents; and

                  (E) The Bank shall have received evidence of public liability insurance and any other insurance coverage required hereunder.

         3.04 Legal Matters. At the time of the Closing and each subsequent disbursement, all legal matters incidental thereto shall be satisfactory to counsel for the Bank.

SECTION IV. COLLATERAL SECURITY

         4.01 Composition of the Collateral. The property in which a security interest is granted pursuant to the Pledge Agreement, the Subordination Agreement, and Section 4.02 hereof is herein collectively referred to herein as the "Collateral." The Collateral, together with all other property of the Borrower of any kind held by the Bank, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Bank until all Obligations have been satisfied in full.

         4.02 Rights in Property Held by the Bank. As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers, and sets over to the Bank all of its right, title, and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, without limitation, any balance belonging to the Borrower or any deposit or other account with the Bank, which lien and security interest shall be independent of, and in addition to, any right of set-off that the Bank has under
Section 7.04 or otherwise.

         4.03 Insecurity Clause. The Borrower agrees that if the Collateral shall, at any time, be unsatisfactory to the Bank in exercising its reasonable discretion, the Borrower shall, on demand, forthwith pledge and deposit with the Bank as part of the Collateral additional property satisfactory to the Bank.

SECTION V. REPRESENTATIONS AND WARRANTIES

         5.01 Original. To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

                  (A) The Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Ohio; each of the Subsidiaries is wholly owned by the Borrower and is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Ohio; the Borrower and the Subsidiaries have the lawful power to own their respective properties and to engage in the businesses they conduct, and neither the Borrower nor any of the Subsidiaries are required to be qualified as a foreign corporation in any other jurisdiction;

                  (B) Attached hereto as Schedule 5.01(B) is a true, correct and complete list of the Borrower and the Subsidiaries, a summary of their capital structure, including all capital stock of the Borrower and the Subsidiaries, and the addresses and all places of business of the Borrower and the Subsidiaries;

                  (C) The Borrower is not directly or indirectly controlled by, or acting on behalf of, any Person which is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended;

                  (D) Neither the Borrower nor any of the Subsidiaries are in default with respect to any of their existing Indebtedness, and the making and performance of this Agreement, the Note and the other Loan Documents will not (immediately or with the passage of time, the giving of notice, or both) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower, except in favor of the Bank;

                  (E) The Borrower has taken all action necessary to authorize the execution, delivery and performance by it of the Loan Documents. This Loan Agreement is, and each of the other Loan Documents to be executed by the Borrower, when executed and delivered, will be legal, valid and binding upon the Borrower and enforceable against the Borrower in accordance with their respective terms. No consent, approval, or authorization of, or registration or declaration with, any governmental authority or other Person is required in connection with the execution, delivery and performance by the Borrower of any of the Loan Documents.

                  (F) Except as disclosed in Schedule 5.01(F) or otherwise disclosed to the Bank in writing, there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting the Borrower or any of the Subsidiaries, whether or not covered by insurance, that would, to the best of the Borrower's knowledge, in the aggregate involve the payment of One Hundred Thousand Dollars ($100,000.00) or more or would otherwise materially or adversely affect the financial condition or business prospects of the Borrower or any of the Subsidiaries if adversely determined;

                  (G) The Borrower has furnished to the Bank certain financial data and reports concerning the Borrower. This data is complete and correct in all material respects and fairly presents the financial condition of the Borrower as of the date thereof, and, in the case of such data concerning the future financial performance of the Borrower, represents the Borrower's reasonable and good faith estimate of projected future operations of the Borrower as of the date of this Loan Agreement, based on the notes and assumptions stated therein (which the Borrower believes to be currently valid assumptions), and the Borrower does not presently anticipate any material deviations from such projections.

                  (H) As of the date of this Agreement, the Borrower has no material amount of liabilities, contingent or otherwise, required to be reflected in accordance with GAAP, which are not reflected in the Financial Statements other than those liabilities arising in the ordinary course of business. As of the Closing Date, neither the Borrower nor any of the Subsidiaries have any outstanding or existing commitments for the purchase of land, buildings, equipment, materials, or supplies, or any contracts for services except for those made in the ordinary course of business. Since December 31, 1994, there has been no material adverse change in the condition, financial or otherwise, of the Borrower or any of the Subsidiaries, and the business, operations, and properties of the Borrower and the Subsidiaries have not been substantially and adversely affected in any way as a result of any fire, explosion, earthquake, accident, labor disturbance, requisition or taking of property by any governmental authority, flood, riot, or act of God.

                  (I) As of the date hereof, the Borrower does not know or have reasonable ground to know of any basis for the assertion against it or any of the Subsidiaries of any Indebtedness (other than amounts deposited by customers) as of the date of the Closing except as disclosed on Schedule 5.01(I) or otherwise disclosed to the Bank in writing;

                  (J) Except as otherwise permitted herein, the Borrower and each of the Subsidiaries have filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or cause to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments, or charges not provided for on its books;

                  (K) The Borrower and each of the Subsidiaries have complied with all applicable Laws with respect to: (1) any restrictions, specifications, or other requirements pertaining to the services they perform; (2) the conduct of their respective businesses; and (3) the use, maintenance, and operation of the real and personal properties owned or leased by them then in the conduct of their respective businesses;

                  (L) No representation or warranty by or with respect to the Borrower and/or the Subsidiaries contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

                  (M) Each consent, approval, or authorization of, or filing, registration, or qualification with, any Person required to be obtained or effected by the Borrower in connection with the execution and delivery of this Agreement, the Note, and the other Loan Documents or the undertaking or performance of any obligation hereunder or thereunder has been duly obtained or effected;

                  (N) All existing Indebtedness (other than amounts deposited by customers) of the Borrower and/or the Subsidiaries: (1) for money borrowed, or (2) under any security agreement, mortgage, or agreement covering any lease by the Borrower and/or any of the Subsidiaries as lessee of real or personal property is disclosed in the Financial Statements or Schedule 5.01(I) or has otherwise been disclosed to the Bank in writing;

                  (O) The Borrower is not in default in the performance, observance, or fulfillment of any of the material obligations, covenants, or conditions contained in (i) any evidence of Indebtedness for Borrowed Money, or (ii) any lease or other instrument by which such Borrowers has acquired a real property interest. Neither the execution and delivery of the Loan agreement of any other Loan Documents, nor the consummation of the transactions contemplated thereby, nor compliance with the terms and provisions thereof, will violate the provisions of any applicable law or of any applicable order or regulations of any governmental authority having jurisdiction over this Loan Agreement, or any of the other Loan Documents, or will conflict with any permit, or will conflict with or result in a breach of any of the terms, conditions or provisions of any restriction or of any agreement or instrument to which the Borrower is now a party, or will constitute a default thereunder, or will result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower except in favor of the Bank;

                  (P) The Borrower has not made any agreement or taken any action that may cause anyone to become entitled to a commission or finder's fee as a result of or in connection with the making of the Loans;

                  (Q) Any Employee Pension Benefit Plans, as defined in ERISA, of the Borrower or any of the Subsidiaries meet, as of the date hereof, the minimum funding standards of 29 U.S.C.A. Section 1082 (Section 302 of ERISA), and no Reportable Event or Prohibited Transaction has occurred with respect to any Employee Benefit Plan, as defined in ERISA, of the Borrower or any of the Subsidiaries, and the Borrower does not have a profit sharing plan;

                  (R) Neither the registration of any security under the Securities Act of 1933, as amended, or any other federal, state, or local securities laws, nor the qualification of the

         Loan Documents under the Trust Indenture Act of 1939, as amended, is required in connection with (a) the Loan or the issuance and delivery of the Note pursuant hereto, (b) the Pledge Agreement, (c) the Subordination Agreement;

                  (S) Except as disclosed in Schedule 5.01(S) attached hereto, the Borrower is conducting its business, in compliance in all material respects, with all applicable federal, state, and local Environmental Laws , and, there is not pending or, to the best knowledge of the Borrower after diligent investigation, threatened, civil or criminal litigation, notice of violation or lien, or administrative proceeding relating to environmental matters involving the Borrower and/or any of the Subsidiaries. There is currently no Borrower's Collateral in existence. Except as described in the Schedule 5.01(S), there is no condition or situation, including without limitation any lien or encumbrance, with respect to environmental matters which, either individually or in the aggregate, has or is reasonably expected to have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Borrower. Except as disclosed in Schedule 5.01(S), the Borrower has obtained from every federal, state, and local Governmental Authority, all approvals, consents, licenses, permits, and orders necessary to carry on its business as currently conducted;

                  (T) The Borrower does not own, nor does it have any present intention of acquiring, any "margin stock" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loan will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness or other liability which was originally incurred to purchase or carry, any margin stock or for any other purpose which might cause the transactions contemplated hereby to be considered a "purpose credit" within the meaning of said Regulation U, or which might cause this Loan Agreement to violate Regulation G, Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934. Upon request, the Borrower will promptly furnish the Bank with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U; and

                  (U) The Borrower is solvent and has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

         5.02 Survival. All of the representations and warranties set forth in
Section 5.01 shall survive until all Obligations are satisfied in full and there remain no outstanding commitments hereunder.

SECTION VI. COVENANTS OF THE BORROWER

         6.01 Affirmative Covenants. The Borrower hereby covenants and agrees with the Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, the Borrower will comply, at all times with the following affirmative covenants:

                  (A) The Borrower will use the proceeds of the Loans only for the purposes set forth in Schedule 2.01 and will furnish the Bank such evidence as it may reasonably require with respect to such use;

                  (B) The Borrower will cause to be done all things necessary to preserve and to keep in full force and effect its existence and rights. The Borrower will comply in all material respects with all federal, state, and local laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction. The Borrower and the Subsidiaries will continue to comply with all regulations of the Office of Thrift Supervision and all other regulatory agencies as applicable. The Borrower and the Subsidiaries shall also receive satisfactory ratings from all governmental entities with which they conduct business, including but not limited to the Federal National Mortgage Association. In connection with and without limiting the generality of the foregoing, the Borrower and the Subsidiaries will maintain and preserve their respective permits granted by governmental authorities necessary to operate their respective facilities in full force and effect and will take all action which may be required to comply with all such laws and regulations now in effect or hereafter promulgated by any federal, state, and local governmental authority having jurisdiction over such facilities. The Borrower and the Subsidiaries will obtain, renew and extend their respective permits and will give prompt written notice to the Bank of
         (i) any citation or order relating thereto or any claim or notice of any default thereunder, (ii) any lapse or other termination thereof, or
         (iii) any refusal of any Person to grant or extend any of them.

                  (C) The Borrower will furnish the Bank:

                           (1) Within thirty (30) days after the close of each
                  monthly accounting period in each Fiscal Year: (a) income statements of Metropolitan Savings Bank of Cleveland for such quarter; and (b) balance sheets of Metropolitan Savings Bank of Cleveland as of the end of such month -- all in reasonable detail, subject to normal year-end audit adjustments, certified by the Secretary/Treasurer of Metropolitan Savings Bank of Cleveland to have been prepared in accordance with GAAP;

                           (2) Within thirty (30) days after the close of each
                  quarterly account period in each Fiscal Year: (a) income statements of the Borrower, on a consolidated basis, for such quarter; and (b) balance sheets of the Borrower, on a consolidated basis, as of the end of such month -- all in reasonable detail, subject to normal year-end audit adjustments, certified by the Borrower's Secretary/Treasurer to have been prepared in accordance with GAAP;

                           (3) Within one hundred twenty (120) days after the
                  close of each annual accounting period in each Fiscal Year:
                  (a) income statements of the Borrower and Metropolitan Savings Bank, on a consolidated basis, for such year; and (b) balance sheets of the Borrower and Metropolitan Savings Bank, on a consolidated basis, for such year; and -- all in reasonable detail, subject to normal year-end audit adjustments, certified by an outside auditor satisfactory to the Bank to have been prepared in accordance with GAAP;

                           (4) Borrower and Metropolitan Savings Bank of
                  Cleveland shall provide the Bank with a quarterly "Covenant Compliance Certificate" in the form prescribed by the Bank and signed by the Chief Financial Officer or President of the Borrower; and

                           (5) Upon the Bank's request from time to time of
                  copies of any or all agreements, contracts, or commitments referred to in Schedule 5.01(I) hereof.

                  (D) The Borrower will maintain its equipment, real estate interests, and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to, or maintenance of, the same, and will pay or cause to be paid, in a timely manner, all rental or mortgage payments due on such real estate. The Borrower hereby agrees that, in the event it fails to pay or cause to be paid any such payment, it will promptly notify the Bank thereof, and the Bank, in its discretion, may do so on demand and be reimbursed therefor by the Borrower;

                  (E) The Borrower will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets that are of a character usually insured by a corporation engaged in the same or similar businesses, all in form and amount sufficient to indemnify the Borrower for one hundred percent (100%) of the appraised value of any such asset lost or damaged (subject to any deductible customary in the Borrower's industry) or in an amount consistent with the amount of insurance generally carried on comparable assets within the industry and with such insurers as may be satisfactory to the Bank. Within thirty (30) days after the Closing, the Borrower will cause all such insurance policies to contain a standard mortgage clause and to be payable to the Bank as its interest may appear, to deliver the certificates of insurance to the Bank, and, in the case of all policies of insurance carried for the benefit of the Borrower by any lessee, sublessee, subtenant, or other party having rights to occupy or use the mortgaged property or any part thereof or interest therein under any lease, sublease, or other agreement (whether oral, written, or otherwise evidenced), to cause all such policies to be payable to the Bank as its interest may appear. Such policies shall contain a provision whereby they cannot be cancelled except after ten
         (10) days written notice to the Bank. The Borrower will furnish to the Bank such evidence of insurance as the Bank may require. The Borrower hereby agrees that, in the event it fails to pay or causes to be paid the premium on any such insurance when due, the Bank, in its discretion, may do so and be reimbursed by the Borrower therefor. The Borrower hereby assigns to the Bank any returned or unearned premiums that may be due the Borrower upon cancellation by the insurer of any such policy for any reason whatsoever and directs any such insurer to pay the Bank any amount so due; provided, however, that the Bank will pay to the Borrower any such returned or unearned premiums within five
         (5) days after the receipt thereof if there has not occurred and be continuing an Event of Default hereunder. The Bank is hereby appointed the Borrower's attorney-in-fact (without requiring the Bank to act as such) to endorse any check that may be payable to the Borrower to collect any premiums or the proceeds of such insurance (other than proceeds of public liability insurance), and any amount so collected may be applied by the Bank toward the satisfaction of any of the Obligations if an Event of Default has occurred and is continuing. If the Bank receives any proceeds from insurance in the absence of an Event of Default, it shall remit such proceeds to the Borrower within three (3) Business Days after its receipt of such proceeds;

                  (F) The Borrower will pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books; provided, however, that the Borrower shall pay or cause to be paid all such taxes, assessments, charges, or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent;

                  (G) Metropolitan Savings Bank of Cleveland shall maintain a rating from the Office of Thrift Supervision (the "OTS") of "Adequately Capitalized," or better;

                  (H) Metropolitan Savings Bank of Cleveland shall maintain an ROA ratio as of each calendar quarter-end of at least 0.7% on a weighted average basis for the preceding three quarters; provided, however, that any assessments against Metropolitan Savings Bank of Cleveland by or for the benefit of the Savings Association Insurance Fund ("SAIF") shall be considered an extraordinary event and will not be included in the calculation of the ROA ratio for purposes of this
         Section 6.0(H). The weighted average will be calculated with the most recent quarters' ROA at 50%, followed by 33.3% and 16.7%, respectively, for the succeeding prior quarters;

                  (I) Metropolitan Savings Bank shall maintain a ratio of its Non-performing Assets to the sum of its Equity plus Reserves of not more than 35% as of the end of each quarter;

                  (J) Metropolitan Savings Bank shall provide the Bank with a copy of each Thrift-Financial Report required by the OTS, as well as a copy of the Monthly Management Report on Metropolitan Savings Bank, which shall include the information listed in Exhibit "A" attached to such report;

                  (K) The Borrower will, when requested to do so, make available during normal business hours for inspection by duly authorized representatives of the Bank, any of its books and records and will furnish the Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor. In the event the Bank elects to conduct field examinations of the Borrower they will be performed at the reasonable convenience of Borrower and at the Bank's expense;

                  (L) The Borrower will keep accurate and complete Records of its Accounts and Equipment, consistent with sound business practices;

                  (M) The Borrower will give immediate notice to the Bank of:

                  (1) Any litigation or proceedings in which it or any of the Subsidiaries is a party if, in the opinion of the Borrower or its legal counsel, an adverse decision therein would require it or any of its Subsidiaries to pay more than Two Hundred Fifty Thousand Dollars ($250,000.00) or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and

                  (2) The institution of any other suit or proceeding involving the Borrower or any of the Subsidiaries that might materially and adversely affect their respective operations, financial condition, property, or business prospects;

                  (N) The Borrower shall give prompt written notice to the Bank of:

                  (1) Any proceedings or inquiries by any governmental authority (Federal, State or Local) brought pursuant to any Environmental Law affecting Borrower's Collateral or any property adjacent to Borrower's Collateral;

                  (2) All claims made or threatened by any third party against the Borrower, any of the Subsidiaries, or Borrower's Collateral relating to any loss or injury arising under any Environmental Laws; and

                  (3) Discovery of any occurrence or condition on any real property adjoining or in the vicinity of Borrower's Collateral that could cause Borrower's Collateral or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the land or real property under any Environmental or other applicable Laws.

                  (O) The Bank shall have the right to join and participate in, as a party if it so elects, any legal proceeding or actions initiated under any Environmental Law in connection with Borrower's Collateral and have its reasonable attorneys' fees in connection therewith paid by the Borrower. In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the "Remedial Work") is reasonably necessary or desirable under any applicable local, state or federal law or regulation, any judicial order, or by any governmental or nongovernmental entity or person because of, or in connection with, the current or future presence, suspected presence, release or suspected releases of a hazardous material or substance or regulated by any Environmental Law in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Borrower's Collateral (or any portion thereof), the Borrower shall, within thirty (30) days after written demand for performance thereof by the Bank (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion, all such Remedial Work. All costs and expenses of such Remedial Work shall be paid by the Borrower, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and the Bank's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event the Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, the Bank may, but shall not be obligated or required to, cause such Remedial Work to be performed and all costs and expenses thereof, or incurred in connection therewith, shall at Bank's discretion become part of the Obligations of this Loan Agreement or be paid to Bank pursuant to the indemnity provided for in paragraph 2.11.

                  (P) The Borrower will (a) pay immediately from the proceeds of the initial disbursement of the Loan proceeds at the Closing, all of its outstanding loans from Emigrant Savings Bank and cause any security for repayment of such loans to be released, and (b) pay when due (or within applicable grace periods) all of its Indebtedness due third Persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on its books. If default be made by the Borrower in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Borrower shall immediately notify the Bank of such default and the Bank shall have the right, in its discretion, to pay such interest or principal for the account of the Borrower and be reimbursed by the Borrower therefor;

                  (Q) The Borrower will notify the Bank immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both, would become an Event of Default or if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operation of the Borrower, or its failure of the Borrower to observe any of their undertakings hereunder or under any of the other Loan Documents;

                  (R) The Borrower will notify the Bank thirty (30) days in advance of any change in the location of any of the places of business of the Borrower, or, in the case of any of the Subsidiaries, the Borrower will notify the Bank quarterly, of the establishment of any new, or the discontinuance of any existing, place of business;

                  (S) The Borrower will: (1) fund any of its Employee Pension Benefit Plans in accordance with no less than the minimum funding standard of 20 U.S.C. A. Section 1082 (Section 302 of ERISA); (2) furnish the Bank, promptly after the filing of the same, with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such Plan; and (3) promptly advise the Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any of its Employee Benefit Plans;

                  (T) The Borrower and Metropolitan Savings Bank of Cleveland shall maintain their correspondent banking relationship with the Bank; and

                  (U) The Borrower agrees to execute and deliver to the Bank any agreements, documents and instruments, including, without limitation, additional Notes as replacements or substitutions as may be required by the Bank, and to take such other actions as reasonably requested by the Bank to effect the transactions contemplated hereby.

         6.02 Negative Covenants. The Borrower hereby covenants and agrees with the Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, the Borrower, unless the Bank shall otherwise have agreed in writing, which agreement will not be unreasonably withheld, will not:

                  (A) Change its name or enter into any merger, consolidation, or reorganization;

                  (B) Sell, transfer, lease, or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets in excess of One Hundred Thousand Dollars ($100,000.00);

                  (C) Mortgage, pledge, grant, or permit to exist a security interest in, or a lien upon, any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, and liens granted under the Collateral Documents, and existing liens listed on Schedule 1.01;

                  (D) Become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person;

                  (E) Incur, create, assume, or permit to exist any Indebtedness except: (1) the amount of the Loan; (2) existing Indebtedness listed on
         Schedule 5.01(I); (3) trade Indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Section 5.01(I); and (5) Indebtedness secured by Permitted Liens;

                  (F) Make any assignment or transfer of Accounts nor declare or pay any dividends on, or purchase, redeem or otherwise acquire for value any securities now or hereafter outstanding, or return any capital to holders of any such securities, or make any distribution of assets to holders of any such securities except that the Borrower may declare and pay dividends or make purchases or redemptions or make distributions in cash or property to holders of any such securities if the Borrower's ratio of tangible equity to total assets after any such transaction is in excess of 7.0%. For purposes of this Section 6.02(F), "tangible equity" shall be Consolidated Net Worth less goodwill. For purposes of this Section, the amount of any dividend payable in property shall be deemed to be the fair market value of such property as determined by the Board of Directors of the Borrower;

                  (G) Form any new subsidiaries or make any investment in any Person;

                  (H) Make any loan or advance to any officer, shareholder, director, or employee of the Borrower, except for business travel and similar temporary advances in the ordinary course of business.

                  (I) Purchase or otherwise invest in or hold securities, non-operating real estate, or other non-operating assets except:
         Negotiable instruments or securities represented by instruments in bearer or registered form which evidence (i) obligations fully guaranteed as to timely payment of principal and interest by the full faith and credit of the United States of America; (ii) certificates of deposit of, or banker's acceptances (having original maturities of not more than 180 days) issued by, any depository institution or trust company and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Borrower's investment or contractual commitment to invest therein, such depository institution or trust company shall have a commercial paper credit rating, if any, and a long-term unsecured debt obligation (other than such obligations whose rating is based on the credit of a person or entity other than such institution or trust company) credit rating from a nationally recognized rating agency of a least "A-1+," or its equivalent, in the case of commercial paper, and a rating not lower than "A," or its equivalent, in the case of long-term unsecured debt obligations, or such deposits are fully insured by the FDIC; (iii) commercial paper (having original maturities of not more than 30 days) having, at the time of the Borrower's investment or contractual commitment to invest therein, a rating of at least "AA" or its equivalent; (iv) investments in money market funds having a rating from a nationally recognized rating agency in one of the two highest rating categories for money market funds; and (v) any other investment if the rating agency confirms in writing that such investment will not adversely affect any ratings with respect to the Notes and (b) demand deposits or time deposits in the name of the Borrower in any depository institution or trust company referred to in (a)(ii) above; (2) the present investment in any such assets held as of the date of Closing and reflected in the Financial Statements; (3) operating assets that hereafter become nonoperating assets; and (4) other instruments approved in advance in writing by the Bank;

                  (J) Issue, redeem, purchase, or retire any of the Borrower's capital stock or grant or issue or purchase or retire for any consideration any warrant, right, or option pertaining thereto or other security convertible into any of the foregoing, or permit any transfer, sale, redemption, retirement, or other change in the ownership of the outstanding capital stock of the Borrower;

                  (K) Prepay any Indebtedness for borrowed money or Indebtedness secured by any of its assets other then in the ordinary course of business (except the Obligations), or enter into or modify any agreements as a result of which the terms of payment of any of the foregoing Indebtedness are waived or modified;

                  (L) Enter into any sale-leaseback transaction;

                  (M) Acquire or agree to acquire any stock in, or all of, or substantially all of the assets of, any Person;

                  (N) Furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished;

                  (O) Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

SECTION VII. DEFAULT

         7.01 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default (sometimes referred to as "Default") hereunder:

                  (A) The Borrower shall fail to pay when due any installment of principal, interest, fee, or any other Obligation payable hereunder and such failure to pay shall continue seven (7) days;

                  (B) The Borrower and/or Robert M. Kaye shall fail to observe or perform any Obligation or covenant to be observed or performed by the Borrower and/or Robert M. Kaye hereunder or under any of the Loan Documents or the Collateral Documents and such failure shall continue beyond thirty (30) days after notice thereof from the Bank;

                  (C) The Borrower shall fail to pay any Indebtedness due any third Person, and such failure shall continue beyond any applicable grace period, or the Borrower shall suffer to exist any other Event of Default under any agreement binding the Borrower;

                  (D) Any financial statement, representation, warranty, or certificate made or furnished by or with respect to the Borrower to the Bank in connection with this Agreement, or as inducement to the Bank to enter into this Agreement, or in any separate statement or document to be delivered to the Bank hereunder, shall be materially false, incorrect, or incomplete when made;

                  (E) The Borrower shall admit in writing its inability to pay its debts as they mature or shall make any assignment for the benefit of any of their creditors;

                  (F) Proceedings in bankruptcy, or for reorganization of the Borrower or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within thirty (30) days of their commencement;

                  (G) A receiver or trustee shall be appointed for the Borrower or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower and, except with respect to any such appointments requested or instituted by the Borrower, such receiver or trustee shall not be discharged within thirty (30) days of his appointment, and, except with respect to any such proceedings instituted by the Borrower such proceedings shall not be discharged within thirty (30) days of their commencement, or the Borrower shall discontinue business or materially change the nature of its business, or the Collateral becomes, in the reasonable judgment of the Bank, insufficient in value to satisfy the Obligations, or the Bank otherwise reasonably finds itself insecure as to the prompt and punctual payment and discharge of the Obligations;

                  (H) The Borrower shall suffer final judgments for payment of money aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) and shall not discharge the same within any applicable time period provided under such a judgment, or, if no time period is provided, a period of thirty (30) days (or such longer period as the Bank may agree in writing) from the date of judgment unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

                  (I) A judgment creditor of the Borrower shall obtain possession of any of the Collateral by any means, including (without implied limitation) levy, distraint, replevin, self-help or attachment; or

                  (J) Transfer(s) of funds out of the ordinary course by Metropolitan Savings Bank of Cleveland to any of its subsidiaries or their subsidiaries in excess of the amount of Ten Thousand Dollars ($10,000.00) per transfer, or the aggregate amount of One Hundred Thousand Dollars ($100,000.00) per year for all such transfers, without the prior written consent of the Bank.

         7.02 Acceleration. Immediately and without notice upon the occurrence of an Event of Default specified in the foregoing

Section 7.01(E), (F), (G), or (J) or at the option of the Bank, but only upon notice to the Borrower upon the occurrence of any other Event of Default, all Obligations, whether hereunder or otherwise, shall become due and payable without further action of any kind. All payments, collections on receipts in connection with any Collateral and all cash proceeds received by the Bank in respect to any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Bank, be held by the Bank as collateral for, and/or then or at any time thereafter applied in whole or in part by the Bank against all or any part of the Obligations, in such order as the Bank shall elect. Any surplus of such cash proceeds held by the Bank and remaining after payment in full of all the Obligations shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive such surplus.

         7.03 Remedies. After any acceleration, as provided for in Section 7.02, the Bank shall have, in addition to the rights and remedies given it by this Agreement, the Loan Documents and the Collateral Documents, all those allowed by all applicable laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice (except as specifically required by this Agreement, the Loan Documents or the Collateral Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Cuyahoga County, Ohio, or in any other place or places as the Bank may designate, the whole or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least five (5) Business Days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at their own expense, the Collateral at such place or places as the Bank shall reasonably designate. At any such sale or other disposition, the Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby waived and released. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a wavier of the requirement that the Bank act in a "commercially reasonable" manner, as defined in the Uniform Commercial Code and decisions interpreting the Uniform Commercial Code.

         7.04 Right of Set-Off. Upon the occurrence of any Event of Default and during the continuance thereof, the Bank may, and is hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by applicable Laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower now or hereafter existing, whether or not such Obligations have matured and irrespective of whether the Bank has exercised any other rights that it has or may have with respect to such Obligations, including, without limitation any acceleration rights. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 7.04 are in addition to the other rights and remedies (including, without limitation other rights of set-off) which the Bank may have.

SECTION VIII. MISCELLANEOUS

         8.01 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge, or security agreement, note, or other evidence of liability now or hereafter held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or every other guaranty, pledge, or security agreements, notes, or other evidences of liability in accordance with their respective terms.

         8.02 Further Assurance. From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower.

         8.03 Enforcement and Waiver by the Bank. The Bank shall have the right at all times to enforce the provisions of this Agreement, the Loan Documents, and the Collateral Documents in strict accordance with the terms hereof and thereof. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a waiver in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         8.04 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or, three Business Days after being deposited in First Class Mail as follows, unless such address is changed by written notice hereunder:

                  (A) If to the Borrower:      Metropolitan Financial Corp.
                                               6001 Landerhaven Drive
                                               Mayfield Heights, OH 44124
                                               Attn:  David G. Lodge, President


                  (B) If to the Bank:          The Huntington National Bank
                                               917 Euclid Avenue, CM62
                                               Cleveland, Ohio 44115
                                               Attn:  Dawn Enovitch
                                                      Portfolio Manager

         8.05 Waiver and Release by the Borrower. To the maximum extent permitted by applicable Laws and except as otherwise provided herein, the
Borrower:

                  (A) Waives (1) protest of all commercial paper at any time held by the Bank on which the Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and intention to accelerate; and (3) notice and opportunity to be heard, after acceleration in the manner provided in Section 7.02, before exercise by the Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower and, except where required hereby or by any applicable Laws, notice of any other action taken by the Bank; and

                  (B) Releases the Bank and its officers, attorneys, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or negligence.

         8.06 Applicable Law. This Agreement is entered into and performable in Cuyahoga County, Ohio and shall be subject to and construed and enforced in accordance with the laws of the State of Ohio.

         8.07 Binding Effect, Assignment, and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, including the Schedules and Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties and may be amended only by writing signed on behalf of each party.

         8.08 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


THE BANK:                                   THE BORROWER:

THE HUNTINGTON NATIONAL BANK                METROPOLITAN FINANCIAL CORP.


By: /s/ BRENNAN C. NOALE                       By:/s/ ROBERT M. KAYE
   ------------------------------              ---------------------------
   Name: BRENNAN C. NOALE                      Name:  ROBERT M. KAYE
         ------------------------              Title: Chairman
   Title: AVP
         ------------------------


                                                     and


                                            By: /s/ DAVID G. LODGE
                                                --------------------------
                                                Name: DAVID G. LODGE
                                                Title: President

                                    EXHIBIT A


                            COGNOVIT PROMISSORY NOTE


$4,000,000.00                                      Dated as of February 22, 1995



                  FOR VALUE RECEIVED, METROPOLITAN FINANCIAL CORP., an Ohio corporation (the "Borrower"), HEREBY PROMISES TO PAY, to the order of THE HUNTINGTON NATIONAL BANK (the "Bank"), the principal sum of Four Million Dollars ($4,000,000.00) or, if less, the aggregate unpaid principal amount of the loan made by the Bank to the Borrower pursuant to the Restated Loan Agreement dated as of February 22, 1995 by and between the Borrower and the Bank (the "Loan Agreement"), together with interest on any and all principal amounts until such amounts are paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

                  Both principal and interest are payable in lawful money of the United States of America to the Bank in same day funds.

                  This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement, which Loan Agreement, among other things, provides for: (i) the making of a line of credit loan by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the principal amount of this Note, to be converted into a term loan repayment schedule on May 1, 1998, the indebtedness of the Borrower resulting from such loan being evidenced by this Note; and (ii) acceleration of the maturity hereof upon the terms and conditions therein specified. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Loan Agreement. This Note is secured by the Pledge and Collateral Assignment Agreement of even date herewith by and between the Bank and Robert M. Kaye.

                  This Note has been made and executed in Cleveland, Cuyahoga County, Ohio and shall be construed according to the laws of the State of Ohio without regard to principles of conflict of law. If any provision hereof is in conflict with any statute or rule of law of the State of Ohio or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed separable from and shall not invalidate any other provision of this Note.

                  This Note shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Bank, it successors and assigns and all subsequent holders of this Note.

                  The undersigned hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio, or in any other state or federal district of the United States, at any time or times after the above sum becomes due, and waive the issuance and service of process and confess judgment against the undersigned in favor of any holder of this Note, for the amount then appearing due, together with the costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and should any judgment be vacated for any reason the Lender may nevertheless utilize the foregoing warrant of attorney in thereafter obtaining an additional judgment or judgments against the undersigned.

                  WARNING: BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                            METROPOLITAN FINANCIAL CORP.


                                            By:____________________________


                                            Title:___________________________

                                    EXHIBIT C


                                    GUARANTY


                  Guaranty, dated as of February 22, 1995, is made by ROBERT M. KAYE (the "Guarantor"), in favor of THE HUNTINGTON NATIONAL BANK (the "Bank").

                               W I T N E S S E T H

                  WHEREAS, the Guarantor is the Chairman and a shareholder of Metropolitan Financial Corp., an Ohio corporation (the "Borrower"), which is borrowing the principal amount of up to Four Million Dollars ($4,000,000.00) in accordance with the terms and conditions of The Restated Loan Agreement by and between the Borrower and the Bank to be executed concurrently with this Agreement (as amended or supplemented from time to time the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined); and

                  WHEREAS, as a condition to entering into the Loan Agreement, the Bank is requiring that the satisfaction of all of the Obligations owed to the Bank by the Borrower under the Loan Agreement and related documents entered into by the Borrower and the Bank in connection therewith (collectively, the "Loan Documents") be guaranteed by the Guarantor.

                  NOW, THEREFORE, for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Guarantor and the Bank hereby agree as follows:

                  SECTION 1. Guaranty. The Guarantor hereby unconditionally guarantees the punctual repayment, when due, of the Loan, and all other obligations of the Borrower now or hereafter existing under the Loan Agreement, the Note or any of the other Loan Documents (such obligations being collectively referred to herein as the "Obligations"), and agrees to pay any and all expenses incurred by the Bank in enforcing any of its rights under this Guaranty and all documents and instruments securing this Guaranty.

                  SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Agreement, the Note and the other Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                  (a) any lack of validity or enforceability of the Loan Agreement, the Note and/or the other Loan Documents;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Loan Agreement, the Note and/or the other Loan Documents;

                  (c) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

                  (d) any other circumstance which might otherwise constitute a defense (other than payment) available to, or a discharge of, the Borrower in respect of the Obligations or the Guarantor in respect of this Guaranty.

                  SECTION 3. Continuing Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                  SECTION 4. Guaranty of Payment. This is a Guaranty of payment and not merely of collection. In the event of any default by the Borrower in payment or otherwise on any of Indebtedness, the Guarantor will pay all or any portion of Indebtedness due or thereafter becoming due, whether by acceleration or otherwise, without defalcation or offset of any kind, without the Bank first being required to make demand upon the Borrower or pursue any of its rights against the Borrower, or against any other Person, including other guarantors, and without being required to liquidate or realize on any collateral security. In any right of action accruing to the Bank, the Bank may elect to proceed against (a) the Guarantor together with the Borrower; and/or (b) the Guarantor and the Borrower individually; and/or (c) the Guarantor only without having first commenced any action against the Borrower.

                  SECTION 5. Notice. The Bank, without notice to the Guarantor, may deal with Indebtedness and any collateral security for Indebtedness in such manner as the Bank may deem advisable and may renew or extend Indebtedness or any part thereof; accept partial payment, or settle, release, compound, or compromise the same; demand additional collateral security for Indebtedness, and substitute or release the same; and may compromise or settle with or release and discharge from liability any of the Guarantor or any other guarantor of Indebtedness, or any other person totally or partially liable to the Bank for the obligations of the Borrower to the Bank; all without impairing the liability of the Guarantor hereunder.

                  SECTION 6. Waiver. The Guarantor hereby unconditionally waives: (a) notice of acceptance of this Guaranty Agreement by the Bank and any notice of the incurring by the Borrower of any Indebtedness; (b) presentment for payment, notice of non-payment, demand, protest, notice of protest and notice of dishonor or default to any party including the Guarantor; (c) all other notices to which the Guarantor may be entitled but which may legally be waived; (d) demand for payments as a condition of liability under this Guaranty Agreement;
(e) any disability of the Borrower or defense available to the Borrower, including absence or cessation of the Borrower's liability for any reason whatsoever; (f) any defense or circumstance which might otherwise constitute a legal or equitable discharge of a guarantor; (g) all rights under any state or federal statute dealing with or affecting the rights of creditors; (h) until the Obligations are satisfied in full, any right to subrogation or realization on any of the Borrower's property, including participation in the marshalling of the Borrower's assets.

                  SECTION 7. Subordination. Until Indebtedness is paid in full, the Guarantor hereby unconditionally subordinates all present and future debts, liabilities, or obligations of the Borrower to the Guarantor to the Obligations, and all amounts due under such debts, liabilities, or obligations shall be collected and paid over to the Bank on account of the Obligations. The Guarantor, at the Bank's request, shall execute a subordination agreement in favor of the Bank to further evidence and support the purpose of this Paragraph.

                  SECTION 8. Defenses. The Guarantor warrants to the Bank: (a) no other agreement, representation or special condition exists between the Guarantor and the Bank regarding the liability of the Guarantor hereunder; nor does any understanding exist between the Guarantor and the Bank that the obligations of the Guarantor hereunder are or will be other than as set out herein; (b) as of the date hereof the Guarantor has no defense whatsoever to any action or proceeding that may be brought to enforce this Guaranty.

                  SECTION 9. Financial Information. The Guarantor will provide financial information to the Bank upon request, including balance sheets and income statements, in form and content satisfactory to the Bank.

                  SECTION 10. Delay. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Failure by the Bank to insist upon strict performance hereof shall not constitute a relinquishment of its right to demand strict performance at another time. Receipt by the Bank of any payment by any person on the Obligations, with knowledge of a default on any of the Obligations or of a breach of this Guaranty, or both, shall not be construed as a waiver of the default or breach.

                  SECTION 11. Assignment. This Guaranty Agreement is freely assignable and transferable by the Bank; however, the duties and obligations of the Guarantor may not be delegated or transferred by the Guarantor without the written consent of the Bank. The rights and privileges of the Bank shall inure to the benefit of its successors and assigns, and the duties and obligations of The Guarantor shall bind the Guarantor's heirs, personal representatives, successors and assigns.

                  SECTION 12. Unenforceability. If any provision hereof shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Guaranty shall be construed as if the invalid or unenforceable provision had never been a part of it.

                  SECTION 13. Governing Law. This Guaranty Agreement shall in all respects be governed by the law of the State of Ohio.

                  SECTION 14. Waiver of Attorney. The Guarantor hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio, or in any other state or federal district of the United States, at any time or times after the Indebtedness becomes due, and waive the issuance and service of process and confess judgment against the Guarantor in favor of the Bank or its assignee, for the amount of the Indebtedness, together with the costs of suit. The Guarantor hereby forever waives and releases all errors which may intervene in any such proceedings, waives all rights of appeal and stay of execution. The Guarantor shall not cause any bill of equity to be filed to interfere in any manner with the operation of said judgment, hereby ratifying and confirming all that said attorney may do by virtue hereof. The Guarantor waives all laws exempting real or personal property, and the inquisition and extension upon any levy on real estate are hereby waived and condemnation agreed to, and no benefit of exemption will be claimed under and by virtue of any exemption law now in force or which may be hereafter enacted. No single exercise of the foregoing warrant to confess judgment shall be deemed to exhaust the warrant whether or not any such exercise shall be held by any court to be valid, voidable or void, but the warrant shall continue undiminished and it may be exercised from time to time as often as the Bank or its assignee shall elect, until such time as the Bank or its assignee shall have received payment in full of the Indebtedness.

                  Witness the due execution hereof intending to be legally bound.

                  WARNING: BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE.

WITNESSES:


_____________________________                   ______________________________
                                                ROBERT M. KAYE


_____________________________

                                    EXHIBIT E


                   PLEDGE AND COLLATERAL ASSIGNMENT AGREEMENT


                  THIS PLEDGE AND COLLATERAL ASSIGNMENT AGREEMENT is entered into on the _______ day of ____________, 1996, by and among ROBERT M. KAYE (the "Pledgor") and THE HUNTINGTON NATIONAL BANK (the "Bank").

                               W I T N E S S E T H

                  WHEREAS, the Pledgor is the Chairman and a shareholder of Metropolitan Financial Corp., an Ohio corporation (the "Borrower"), which previously entered into a Loan Agreement dated as of February 22, 1995 with the Bank;

                  WHEREAS, in order to combine the terms of such Loan Agreement and the various Amendments thereto into a single document and to reflect certain changes in the capital structure of the Borrower relating to an initial public offering of the common stock of the Borrower (the "Loan Agreement"), the Bank and the Borrower are entering into a Restated Loan Agreement of even date herewith; and

                  WHEREAS, as a condition to entering into the Loan Agreement, the Bank is requiring that outstanding shares of capital stock of the Borrower with a fair market value of at least 200% of the amount of Obligations existing from time to time be pledged by the Pledgor as security as provided herein.

                  NOW, THEREFORE, for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Pledgor and the Bank hereby agree that the following terms and conditions shall apply to shares of stock of the Borrower that are pledged by the Pledgor pursuant to the Loan Agreement:

                  1. Collateral Pledged. For valuable consideration received to the full satisfaction of the Pledgor, the Pledgor hereby pledges, assigns and grants a security interest in and sets over to the Bank the entire interest (beneficial, equitable or otherwise) of the Pledgor in (i) the outstanding shares of stock of the Borrower evidenced by certificates for such shares delivered by the Pledgor to the Bank and (ii) all options and rights to purchase and all rights to profits and distributions from the Borrower by virtue of such shares of stock, and any cash or other securities derived therefrom, substituted therefor, or otherwise subjected to the lien hereof, pursuant to any provision hereof, together with all proceeds thereof (all of which shares of stock, partnership interests, options, cash, securities and proceeds are herein called the "Collateral").

                  Certificates, and all other documentation of the Pledgor evidencing ownership of such shares of stock of the Borrower pledged under this Agreement and any evidence of options to purchase comprised in the Collateral, shall be delivered to the Bank, accompanied by assignments (with signatures guaranteed) sufficient to transfer the title thereto to the Bank. The

Bank is hereby authorized to hold any and all of the Collateral delivered to it in its name or at its option to cause such items to be transferred to and held in the name of its nominee(s). The Collateral pledged, assigned and set over under this Pledge Agreement secures the following:

                  (a) The payment by the Borrower of the principal, interest and any other amounts owing under the promissory note entered into by the Borrower pursuant to the Loan Agreement (the "Note");

                  (b) The payment of any and all amounts due or which hereafter may become due to the Bank pursuant to the Loan Agreement, the other documents to be entered into by the Borrower pursuant to such Agreements (collectively with the Note and this Agreement, referred to as the "Documents", and each as a "Document"), whether from the Borrower or any other party thereto;

                  (c) The payment by the Borrower of all costs and expenses incurred in the collection of the Note and in the enforcement of the rights of the Bank hereunder and under any other Document; and

                  (d) The performance by the Borrower of all of its respective obligations, covenants and agreements under any Document.

                  2. Distributions on Collateral; Voting Rights. The Bank shall receive and hold, as security for the obligations referred to in Section 1 hereof, the Collateral and all distributions (other than in the ordinary course) upon the Collateral, including, but not limited to, distributions in the course of dissolution or liquidation of the Borrower, or distributions as the result of or rearrangements of the capital structure of the Borrower; provided that so long as no "Event of Default" (as defined in the Loan Agreement) shall have occurred and be continuing, the Pledgor shall have the right to (a) vote and give proxies and consents with respect to the shares of stock of the Borrower and (b) consent to or ratify action taken at, or waive notice of, any meeting of directors with the same force and effect as if such shares of stock were not pledged hereunder (the Bank shall, from time to time upon written request of the Pledgor, give any necessary waivers of notice, consents and powers of attorney or proxies necessary to enable the Pledgor to exercise any of the foregoing rights).

                  3. Warranties. The Pledgor represents and warrants to the Bank that all outstanding shares of stock of the Borrower comprised in the Collateral pledged and to be pledged hereunder are, and at the time of such pledge, will be fully paid for non-assessable free and clear of all liens, claims, demands and equities of third parties and that such pledge will not contravene any agreement binding upon the Pledgor. The Pledgor will warrant and defend the title to the Collateral pledged hereby and the lien created hereunder against the claims of any persons or entities.

                  4. Rights of the Bank to Deal with the Borrower. The Pledgor hereby grants to the Bank full power and authority, without notice to or the consent, of the Pledgor hereunder and without affecting the Bank's rights under this Agreement, to deal in any manner with the Note, the Loan Agreement and the other Documents including, but without limiting the generality of the foregoing, to accelerate the maturity of the Note as provided therein. No action which the Bank may take or fail to take pursuant to the foregoing powers shall operate to release the pledge hereby created. The Pledgor shall have no right of recourse against the Bank by reason of any action that the Bank may take or fail to take pursuant to the foregoing powers.

                  5. Rights of the Bank upon Occurrence of an Event of Default. Upon the occurrence and during the continuance of an "Event of Default", as defined in the Loan Agreement, or a default under any other Document:

                  (a) The Bank shall have the right to vote any and all interests comprised in the Collateral (whether or not transferred to the name of the Bank or its nominee(s)) and to give all consents, waivers and ratifications in respect thereof, and in such event and for such purpose, the Pledgor hereby irrevocably constitutes and appoints the Bank and the proxy and attorney-in-fact, coupled with an interest, of the Pledgor, with full power of substitution, to do so; and

                  (b) Upon compliance with any mandatory requirement of law, but without further demand, advertisement or notice of any kind, all of which are hereby expressly waived, the Bank shall have the right to sell, assign and deliver the whole or any part of the Collateral, at any time or times, within or without the City of Cleveland, Ohio, at public or private sale, for cash, on credit, or for other property, for immediate or future delivery, for such price or prices and on such terms as the Bank shall determine to be commercially reasonable, and in connection therewith the Bank at any public sale may purchase and hold the whole or any part of the Collateral so sold, free from any right of redemption on the part of the Pledgor, which right the Pledgor hereby waives and releases. For purposes of this subsection (b), an agreement to sell all or any part of Collateral shall be treated as a sale of such Collateral and the Bank shall be free to carry out the sale of any Collateral pursuant to any such agreement and the Pledgor shall not be entitled to the return of any such Collateral subject thereto, notwithstanding that, after the Bank shall have entered into such an agreement, all defaults may have been remedied. The proceeds of any sale of Collateral shall be applied (i) first to the expenses of taking, holding and preparing for sale or disposition, and sale or disposition and the like (including reasonable attorneys' fees), (ii) next to any and all amounts the payment of which is secured hereby, (iii) next, to the holder of any subordinate security interest therein if written notification of demand therefor is received by the Bank before distribution of the proceeds and (iv) lastly, any surplus to the Pledgor. Each individual, corporation or any other entity liable on or with respect to the Note ("Person") shall nevertheless remain liable for any deficiency.

                  The rights and remedies provided in this Agreement are cumulative and in addition to any rights and remedies which the Bank may have under any other Document, at law or in equity.

                  6. No Right of Exoneration. The Pledgor hereby waives, releases and discharges any right of exoneration which the Pledgor may have with respect to this Agreement or any Document and also any right which the Pledgor has or may have at law, in equity or by statute, to require the Bank to pursue or otherwise avail Pledgor of any rights or remedies which the Pledgor may have against any Person with respect to the repayment of the Note or with respect to the performance of the terms, covenants and conditions of any other Document or to require the Bank to pursue or exhaust any of its rights or remedies with respect to any part of another security at any time held by it for the payment of the Note.

                  7. Pledgor's Right of Reimbursement or Subrogation. The Pledgor shall not have any right of reimbursement, contribution or subrogation with respect to the Note, unless and until the Bank shall have received payment in full of all principal and any other amounts owing on the Note. The Pledgor hereby waives and releases any equity or right of marshalling of assets that the Pledgor might otherwise have.

                  8. Discharge of Pledgor. At such time as all of the principal and any other amounts owing on the Note shall have been paid in full and all of the terms, covenants and conditions of the Loan Documents to be performed by the parties thereto shall have been performed by each respective party, then all rights and interests assigned and pledged hereby or pursuant hereto by the Pledgor shall revert to the Pledgor, and the heirs, successor and assigns of the Pledgor, and the right, title and interest of the Bank in the Collateral shall cease and the Collateral held pursuant hereto shall forthwith be transferred and delivered to the Pledgor.

                  9. Notices. All notices hereunder shall be deemed to have been sufficiently given to or served on the Pledgor, for all purposes hereof, when mailed regular United States mail, postage prepaid, to the address shown on the signature page of this Agreement.

                  10. Registration of Collateral; Private Sales. If at any time or times, in the opinion of counsel for the Bank, it should be necessary, in order for the Bank to dispose of all or any part of the Collateral in any sale or sales in accordance with Section 5 hereof, to comply with, or to register or qualify all or any part of the Collateral under the Securities Act of 1933, as then in effect, or under any similar Federal statute then in effect, or any rules or regulations thereunder, or to comply with the laws of any state regulating the sale of securities or any rules or regulations thereunder, the Pledgor will, upon request of the Bank, as expeditiously as possible and in good faith, use the best efforts the Pledgor to cause the Borrower to effect and continue such registration, qualification and/or compliance as may be necessary in the opinion of the Bank in connection with any proposed sale or sales. The Pledgor further agrees to use the best efforts of the Pledgor to cause the Borrower to, indemnify and hold harmless the Bank from and against any claims and liabilities caused by any untrue statement of a material fact or omission to state a material fact required to be stated in any registration statement, offering circular, prospectus or memorandum used in connection with such registration, qualification or compliance, or necessary to make the statements therein not misleading except insofar as such claims or liabilities are caused by any untrue statement or omission based upon or in conformity with information furnished in writing to the Pledgor by the Bank.

                  The Pledgor recognizes that the Bank may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933 or other applicable law, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distributions or resale thereof. The Pledgor agrees that private sales so made may be at prices and upon other terms less favorable to the seller than if such Collateral were sold at public sales, and that the Bank does not have any obligation to delay sale of any such Collateral for the period of time necessary to permit such Collateral to be registered for public sale under the Securities Act of 1933. The Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

                  11. Financing Statements. The Pledgor will prepare and execute all financing statements requested by the Bank and supplements thereto, if any, and will attend to the filing of any and all continuation statements as required by the Bank or applicable law from time to time in order to continue the validity of the security interests of the Bank hereunder. To the extent permitted by law, the Pledgor authorizes the Bank to execute and file financing statements in connection with the security interest crated herein.

                  12. Persons Bound. This Pledge Agreement shall be binding upon the Pledgor and the successors, heirs and assigns of the Pledgor, and shall inure to the benefit of and be enforceable by the Bank, and its successors and assigns, and, in particular, by any holder of the Note.

                  13. Governing Law. This Agreement shall be deemed to be a contract made under and shall be construed in accordance with and governed by the laws of the State of Ohio. In the event any provision of this Agreement is invalid, illegal or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability without affecting or impairing the remainder of such provision or any other provision of this Agreement.

                  14. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which where so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be executed on the date first above written.

                                            THE HUNTINGTON BANK



                                            By:________________________________
                                            ___________________________________
                                            Its: ______________________________



                                            THE PLEDGOR:


                                            ___________________________________
                                            ROBERT M. KAYE

                                            Address: 6001 Landerhaven Drive
                                                     Mayfield Heights, OH 44124